CERTIFICATE OF FORMATION

                                       OF

                       VCVILLAGE.COM OPPORTUNITY FUND, LLC

1. The name of the limited liability company is VCVillage.com Opportunity Fund, LLC.

2. The address of the limited liability company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the limited liability company's registered agent at that address is The Corporation Trust Company.

      IN WITNESS THEREOF, the undersigned has executed this Certificate of Formation of VCVillage.com Opportunity Fund, LLC this 13th day of June 2000.


                                                /s/ Benjamin D. Levy
                                                ------------------------
                                                Name: Benjamin D. Levy
                                                Authorized Person